Exhibit 99.1

For Immediate Release

Contact:

Liz Kohlmyer

Communications Manager

(407) 540-2221

NYSE: TSY

TRUSTREET PROPERTIES, INC. CLOSES $250 MILLION PRIVATE PLACEMENT

OF SENIOR NOTES DUE IN 2015

ORLANDO, FL, March 24, 2005. - Trustreet Properties, Inc. (NYSE:TSY) announced today the closing of $250 million aggregate principal amount of Senior Notes bearing interest at a rate of 7.50 percent per year due 2015 (the “Notes”). The Notes were offered in a private placement to qualified institutional buyers pursuant to Rule 144A and in offshore transactions pursuant to Regulation S under the Securities Act of 1933, as amended (the “Act”).

The net proceeds from the sale of the Notes, after deducting estimated offering expenses and the initial purchasers’ commissions and discounts, were approximately $243.5 million. The proceeds were used to repay a portion of the indebtedness incurred in connection with the recently completed mergers in which CNL Restaurant Properties, Inc. and the 18 CNL Income Funds merged with and into U. S. Restaurant Properties, Inc. and its subsidiaries, and USRP subsequently changed its name to Trustreet Properties, Inc.

The Notes offered in the private placement have not been registered under the Act, or applicable state securities laws, and may not be offered or sold in the United States absent registration under the Act and applicable state securities laws, or an applicable exemption from these registration requirements. The issuance of the Notes has been structured to allow secondary market trading under Rule 144A under the Act subject to applicable transfer restrictions.

Trustreet Properties, Inc. (pronounced trust - street) is the largest self-advised restaurant real estate investment trust (REIT) in the United States. Trustreet, traded on the NYSE under the ticker symbol TSY, provides a complete range of financial, real estate and advisory services to operators of national and regional restaurant chains. With more than $2.5 billion in assets, Trustreet manages financial interests in approximately 3,000 properties in 49 states. For more information visit www.trustreet.com.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Trustreet Properties, Inc.’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties that could cause actual results to differ materially from future results express or implied by such forward-looking statements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities referred to herein in any state in which such offer, solicitation or sale would be unlawful.